EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77I:
  Terms of new or amended securities

EXHIBIT B:
  Attachment to item 77Q3:
  Clarification of certain NSAR information
- - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
Sub Item 77I: Terms of new or amended securities

Class C Shares

Class C Shares are purchased without an initial sales charge but are subject to a deferred sales charge if redeemed within one year of purchase. The deferred sales charge may be waived in connection with certain qualifying redemptions. Shares issued in conjunction with the automatic reinvestment of income distributions and capital gain distributions are not subject to any sales charges. Class c Shares are subject to ongoing distribution and services fees at an aggregate annual rate of up to 1.00% of the Fund's aggregate average daily net assets attributable to Class C Shares.



EXHIBIT B:
EXHIBIT 77Q3 TO FORM N-SAR
Registrant Name: Phoenix Multi-Portfolio Fund
Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 73B, 73C, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2-
Series 3 - Class A $944, Class B $97, Class C $14.
Series 6 - Class A  $3937, Class B $407, Class C $75.
Series 7 - Class A $1210, Class B $1341, Class C $99.

73A1/73A2-
Series 3 - Class A $0.1510, Class B $0.1020 and Class C $0.1020.
Series 6 - Class A $0.2760, Class B $0.1980, Class C $0.1990.
Series 7 - Class A $0.3000, Class B $0.2700 Class C $0.2700.

74U1/74U2-
Series 3 - Class A 6240, Class B 871, Class C 143.
Series 6 - Class A 14612, Class B 2145, Class C 820.
Series 7 - Class A 2977, Class B 3996, Class C 278.

74V1/74V2-
Series 3 - Class A $8.75, Class B $8.07, Class C $8.04.
Series 6 - Class A $20.92, Class B $20.72, Class C $20.89.
Series 7 - Class A $7.63, Class B $7.47, Class C $7.51.